PROSPECTUS SUPPLEMENT                                 EXHIBIT 99.1
(To Prospectus dated February 17, 2006)               REGISTRATION NO. 333-36480





                                [GRAPHIC OMITTED]





                        1,000,000,000 Depositary Receipts
                         Regional Bank HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by Regional Bank HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Regional Bank HOLDRS" section of the base prospectus shall be replaced with the following:

                                                        Share         Primary
      Name of Company                    Ticker        Amounts    Trading Market
--------------------------------------------------------------------------------
AmSouth Bancorporation                    ASO            12            NYSE
BB&T Corporation                          BBT            10            NYSE
Comerica Incorporated                     CMA             5            NYSE
Fifth Third Bancorp                       FITB          13.5          NASDAQ
Bank of America                           BAC          27.765          NYSE
JPMorgan Chase & Co.                      JPM           43.56          NYSE
KeyCorp                                   KEY            13            NYSE
Marshall & Ilsley Corporation              MI             6            NYSE
Mellon Financial Corporation              MEL            14            NYSE
National City Corporation                 NCC            18            NYSE
Northern Trust Corporation                NTRS            7           NASDAQ
Piper Jaffray Companies                   PJC          0.5683          NYSE
State Street Corporation                  STT            10            NYSE
SunTrust Banks, Inc.                      STI             9            NYSE
Synovus Financial Corp.                   SNV             8            NYSE
The PNC Financial Services Group, Inc.    PNC             9            NYSE
US Bancorp                                USB           56.83          NYSE
Wachovia Corp.                             WB            41            NYSE
Wells Fargo & Co. (1)                     WFC            24            NYSE



         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

(1) The quantity of shares of Wells Fargo & Co. (NYSE: "WFC") represented by each 100 share round lot of Regional Bank HOLDRS will increase to 48 shares (from 24) due to the 2 for 1 stock split of Wells Fargo & Co. Effective August 17, 2006, deposits of Wells Fargo & Co. common stock for creation of Regional Bank HOLDRS will increase to 48 WFC (instead of 24 WFC) per round lot of 100 Regional Bank HOLDRS due to the 2 for 1 stock split of Wells Fargo & Co.

            The date of this prospectus supplement is June 30, 2006.